Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-145606

and 333-145606-02

December 11, 2007

AGL CAPITAL CORPORATION/AGL RESOURCES INC.

Pricing Term Sheet for Reopening of 2016 Notes

Issuer:	AGL Capital Corporation

Guarantor:	AGL Resources Inc.

Ratings:	Baa1/BBB+/A-

Security Type:	Senior Notes

Size:	$125,000,000

Maturity:	July 15, 2016

Coupon:	6.375%

Price to Public:	99.251% of principal amount, plus accrued interest from July 15, 2007 to the date of delivery

Benchmark Treasury: Benchmark Treasury Yield: Spread to Benchmark Treasury: Yield to Maturity: Trade Date:	UST 4.25% due November 15, 2017 4.089% +240 bps 6.489% December 11, 2007

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2008

Make Whole Redemption:	T+ 20 bps

Settlement:	December 14, 2007 (T+3)

CUSIP/ISIN:	001192AF0 / US001192AF09

Book-Running Managers:	Goldman, Sachs & Co. SunTrust Robinson Humphrey, Inc. Wachovia Capital Markets, LLC

Co-Managers:	Banc of America Securities LLC BNY Capital Markets, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co., toll-free at 1-866-471-2526, SunTrust Robinson Humphrey, Inc., toll free at 1-800-685-4786 or Wachovia Capital Markets, LLC, toll free at 1-800-326-5897.

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